J.P. Morgan & Co. Incorporated                                         JPMORGAN
60 Wall Street
New York, NY 10260-0060
NYSE: symbol: JPM
--------------------------------------------------------------------------------

NEWS RELEASE: IMMEDIATE                                         October 19, 1998

J.P. MORGAN REPORTS 1998 THIRD QUARTER RESULTS

J.P. Morgan today reported third quarter net income of $156 million, down from $396 million in the third quarter of 1997 and $481 million in the 1998 second quarter. The 1998 third quarter result includes a gain of $56 million ($34 million after tax) related to the sale of a business. Excluding the gain, net income was $122 million. Earnings per share in the 1998 third quarter were $0.75, or $0.58 excluding the gain.

Net income for the first nine months of 1998 was $890 million, excluding after-tax gains of $113 million on business sales and a $129 million after tax restructuring charge taken in the first quarter. This compares with $1.194 billion in the first nine months of 1997. Earnings per share for the 1998 year to date, excluding special items, were $4.36, versus $5.85 in the same period a year ago.

OTHER HIGHLIGHTS OF THE QUARTER:

- Revenues declined 32% from a year ago as a result of market disruptions characterized by extreme volatility, widening of credit spreads, lower asset values, and withdrawal of investors from many markets.

- Expenses fell 17% from a year ago reflecting lower compensation accruals and continued progress on productivity initiatives.

- A $75 million provision brought the allowance for credit losses to $914 million.

- We continued to reduce emerging market credit exposures: emerging Asian exposures are down more than 50% from their December 31, 1997, levels; Latin American exposures are down nearly 40%.

- We expect to exceed our previously announced savings target of $300-$500 million, reducing core expenses in 1999 by $400 million and reinvesting the balance of the savings.

"The quarter's results show the impact of market upheaval," said Douglas A. Warner III, chairman. "We are aggressively adjusting to reduced capital markets activity globally and the possibility of a broader business slowdown. While we are not immune to the effects of continued turmoil, Morgan's strengths in a tough environment are significant: consistent, superior client service and the ability to execute transactions under difficult conditions."

THIRD QUARTER RESULTS AT A GLANCE                       Third quarter          Second quarter
---------------------------------------------------------------------------------------------
In millions of dollars, except per share data         1998           1997           1998
---------------------------------------------------------------------------------------------
Revenues                                            $ 1,301        $ 1,916        $ 2,153
Operating expenses                                   (1,099)        (1,326)        (1,416)
Income taxes                                            (46)          (194)          (256)
---------------------------------------------------------------------------------------------
Net income                                              156            396            481
Net income per share                                $  0.75        $  1.96        $  2.36
Dividends declared per share                        $  0.95        $  0.88        $  0.95
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Press contact:                 Joseph M. Evangelisti                212/648-9589
Investor contact:              Ann B. Patton                        212/648-9446

J.P. Morgan & Co. Incorporated         2

REVENUES BY BUSINESS SECTOR
Lower revenues reflect turmoil in global capital markets

REVENUES in the third quarter of 1998 were $1.301 billion, down 32% from last year and 40% from the 1998 second quarter, reflecting the global market upheaval.

Revenues from client-focused activities, reported in the Finance and Advisory, Market Making, and Asset Management and Servicing sectors, were $1.109 billion, compared with $1.624 billion last year and $1.953 billion in the second quarter. Revenues from Equity Investments and Proprietary Investing and Trading activities were $278 million, versus $307 million in 1997 and $166 million in the second quarter.

FINANCE AND ADVISORY (Advisory, Debt and Equity Underwriting, and Credit) revenues were $413 million. This was down from $548 million in the third quarter of last year and $588 million in the second quarter of 1998.

Advisory and underwriting revenues were $268 million, $60 million lower than in the 1997 third quarter. Advisory fees increased but underwriting revenues fell as issuance activity across markets worldwide slowed significantly in the latter half of the quarter. For the first nine months of 1998, Securities Data Co. ranked us sixth in announced mergers and acquisitions worldwide. In completed transactions Morgan ranked eighth, and market share advanced to 12.7% from 10.7% last year. Morgan ranked ninth in U.S. equity lead underwriting with a market share of 4.4%, up from 2.9% last year.

Revenues from credit activities in the quarter were $145 million and included a provision for credit losses of $75 million. Excluding the provision, credit revenues were flat compared with last year's quarter.

MARKET MAKING (Fixed Income, Emerging Markets, Equities, Foreign Exchange, and Commodities) revenues totaled $260 million in the third quarter, compared with $669 million in the third quarter of 1997 and $920 million in the second quarter of this year. Results across developed and emerging markets were affected by widening credit spreads, illiquidity and price declines in many instruments, increases in market volatility, and the breakdown of historical price relationships across markets.

Fixed income revenues declined to $56 million from $333 million in the 1997 quarter. The results included losses in corporate securities activities and lower derivatives revenues. Emerging markets recorded a loss of $56 million compared with revenues of $111 million in the 1997 quarter. The decline primarily related to losses of approximately $130 million on Russian trading account positions. Equities market making revenues increased $13 million to $119 million on strong commission volumes. Foreign exchange revenues of $138 million were $39 million higher than in the third quarter of 1997. Strong client demand and related trading in emerging market and G-7 currencies contributed to this improvement.

ASSET MANAGEMENT AND SERVICING (Institutional Investment Management and Mutual Funds, Services for Private Clients, and Securities and Futures Services) revenues were up 7% to $436 million in the third quarter from a year ago and essentially unchanged from the 1998 second quarter.

Revenues from asset management increased $23 million or 9% from a year ago, excluding the effect of our partnership with American Century, driven by growth in investment management fees of 11%. Including American

J.P. Morgan & Co. Incorporated         3

Century, asset management revenues were $270 million, up $11 million. Assets under management approximated $277 billion at September 30, 1998, compared with $244 billion at September 30, 1997, and $302 billion at June 30, 1998. The decline from the previous quarter was principally caused by the worldwide weakness in equity prices.

Revenues from private client services across our business sectors rose 9% to $175 million from the 1997 quarter. Despite the turbulent market environment, investment management and liquidity management revenues rose, while brokerage commissions remained stable.

On October 1, 1998, J.P. Morgan and the Dai-Ichi Kangyo Bank, Limited agreed to form an integrated joint venture to offer investment trusts (i.e., mutual funds) to retail customers in Japan.

Revenues from securities and futures services rose nearly 20% to $166 million, excluding prior year revenues of the global trust and agency business, which was sold in June 1998. The increase included record results in futures and options brokerage.

EQUITY INVESTMENTS (Equity Investment Portfolio Management) reported revenues of $157 million in the third quarter, compared with $66 million a year ago and $108 million in the 1998 second quarter. Gains of $197 million this quarter primarily related to an investment in the insurance industry. Offsetting these gains were write-downs of $48 million mostly related to investments in Latin America. The downturn in equity markets caused total return - reported revenues and the change in net unrealized appreciation - to be negative $90 million, compared with $176 million in the 1997 third quarter and negative $48 million last quarter.

PROPRIETARY INVESTING AND TRADING (Risk Positioning, Credit Investment Portfolio, and Capital and Liquidity Management) revenues were $121 million in the 1998 third quarter, compared with $241 million a year ago and $58 million in the 1998 second quarter. Total return - reported revenues and the change in net unrealized appreciation - for the 1998 third quarter was $141 million, compared with $173 million last year and $69 million for the 1998 second quarter.

CORPORATE ITEMS (Revenues not allocated to business sectors, intercompany eliminations, equity in earnings of certain affiliates, taxable-equivalent adjustment, and results of sold or discontinued businesses) include the $56 million gain on the sale of our investment management business in Australia.

OPERATING EXPENSES
Expenses down on lower revenues and ongoing productivity programs

Operating expenses were $1.099 billion in the third quarter, down 17% from a year ago and 22% from the 1998 second quarter. Compensation costs declined nearly 30% from the prior year and 34% from the second quarter, mostly because of lower compensation accruals. Non-compensation costs were flat versus the year-ago period and down 4% from the second quarter. Costs to prepare for the Year 2000 and European Economic and Monetary Union were $45 million in the quarter, up from $28 million a year ago.

J.P. Morgan & Co. Incorporated         4


We have intensified the productivity initiative announced earlier this year. We expect to exceed our previously disclosed target of $300 million to $500 million in annualized savings, reducing core expenses in 1999 by $400 million and reinvesting the balance of the savings.

CREDIT RISK DEVELOPMENTS

Market dislocations in the third quarter evidence a significant shift in the global risk environment. We have responded by closely managing our credit exposures and selectively reducing risk concentrations.

Exposures to key emerging markets reduced 45% year-to-date

We continued to manage down exposures to key emerging markets to reflect the increased risk associated with these assets. Asian exposures (excluding Japan) at September 30, 1998, were down more than 50% from December 31, 1997. Latin American exposures declined nearly 40%. At quarter end, cross-border exposures to Asia and Latin America were $4.5 billion and $5.0 billion respectively; local exposures were $0.1 billion and $2.1 billion. These exposures consist of loans and commitments to lend as well as the fair values of derivatives, securities in trading accounts, and debt investment securities. In addition, we charged off our Russian credit and settlement counterparty exposure of $50 million. Remaining Russian government exposure as of September 30 consisted of approximately $65 million of net trading assets.

Exposures to hedge funds substantially collateralized

The net amount owed J.P. Morgan by hedge funds under derivative and foreign exchange contracts on a mark-to-market basis was approximately $0.9 billion as of September 30, 1998. Substantially all of this amount is secured by cash and U.S. Treasury and agency securities, under daily mark-to-market collateral agreements. We also finance trading positions for hedge funds through reverse repurchase agreements. The net amount of collateral owed the firm under derivative and foreign exchange contracts and short-term financing agreements was approximately $100 million. In addition, we have unsecured loans and commitments to lend of approximately $40 million.

J.P. Morgan also made a $300 million equity investment in Long-Term Capital Management, L.P., as part of the consortium of firms recapitalizing that entity.

Provision for credit losses of $75 million

We recorded a provision for credit losses of $75 million in the quarter, bringing the aggregate allowance for credit losses after net charge-offs to $914 million, compared with $904 million at June 30, 1998. Net charge-offs were $65 million and primarily related to exposures in Russia. The allowance reflects our quantitative and qualitative assessment of expected credit losses. It includes allocations to specific counterparties and countries, primarily in Asia. It also includes allocations that reflect the risks inherent in our overall portfolio, including increased risks in emerging markets outside Asia. However, the entire allowance remains available to absorb any losses inherent in our extensions of credit.

J.P. Morgan & Co. Incorporated         5


Nonperforming assets at September 30, 1998, were $593 million, versus $588 million at June 30, 1998. Assets newly classified as nonperforming during the quarter were offset by a combination of charge-offs and repayments. Nonperforming assets consist primarily of swaps with certain Asian counterparties.

MARKET RISK DEVELOPMENTS

Daily earnings at risk (DEaR) in our trading activities increased from $34 million at the end of June to $43 million at September 30 as increased volatility more than offset reductions in the size of positions. Unprecedented market volatilities caused actual results to exceed DEaR estimates predicted by our models during the quarter. In addition, during the quarter we increased holdings of U.S. government agency bonds in our investment securities portfolio. As a result of these investments, DEaR for our investment portfolio at the end of the third quarter was $39 million, up from $13 million on June 30. Aggregate DEaR for the firm rose to $68 million at the end of the third quarter compared with $35 million on June 30, 1998.

CAPITAL

At September 30, 1998, under the Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 7.4% and 10.9% respectively; the estimated leverage ratio was 4.0%. At June 30, 1998, J.P. Morgan's tier 1 and total risk-based capital ratios were 7.7% and 11.3%, respectively, and the leverage ratio was 4.1%.

At September 30, 1998, stockholders' equity included $292 million of net unrealized appreciation on debt investment and marketable equity investment securities, net the related deferred tax liability of $202 million. This compares with $376 million of net unrealized appreciation at June 30, 1998, net the related deferred tax liability of $231 million. The net unrealized appreciation on debt investment securities was $410 million and $237 million at September 30, 1998, and June 30, 1998, respectively. The net unrealized appreciation on marketable equity investment securities was $84 million at September 30, 1998, and $370 million at June 30, 1998.

The firm bought back approximately 2.6 million shares of its common stock in the third quarter, for a total of 6.3 million shares in the year to date. These purchases are part of an authorization to repurchase 7 million shares to lessen the dilutive impact of the firm's employee benefit plans on earnings per share.

                                      # # #


J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

J.P. Morgan & Co. Incorporated         6


This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to our 1997 Annual Report.

Attached are the financial summary; interim consolidated financial statements, which are unaudited; summary of sector results; trading and investment banking revenue tables; and asset quality tables. J.P. Morgan news releases, including quarterly financial results, are available on the Internet at www.jpmorgan.com.

J.P. Morgan & Co. Incorporated         7

FINANCIAL SUMMARY
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------
Dollars in millions, except share data

                                                                                   Second
                                                      Third Quarter                Quarter                    Nine Months
                                            -------------------------------- ----------------------  ----------------------------
                                                     1998          1997              1998               1998               1997
                                            -------------------------------------------------------------------------------------
Net Income                                        (a)  $156          $396         (b)   $481         (c)   $874           $1,194

Per common share
Net income (d)

      Basic                                       (a) $0.81         $2.10         (b)  $2.57         (c)  $4.65             $6.27
      Diluted                                     (a)  0.75          1.96         (b)   2.36         (c)   4.28              5.85
Dividends declared                                     0.95          0.88               0.95               2.85              2.64
Book value (e)                                       $56.22        $56.83             $57.26
----------------------------------------------------------------------------------------------------------------------------------

Common shares issued and outstanding
      at period-end                             174,951,795   178,204,301        176,658,607
----------------------------------------------------------------------------------------------------------------------------------

Weighted-average number of common
      and dilutive potential common shares
      outstanding                               196,395,485   197,776,475        200,064,207        198,216,384       199,687,666
----------------------------------------------------------------------------------------------------------------------------------


Dividends declared on common stock                     $167          $157               $168               $504              $475
Dividends declared on preferred stock                     9             9                  9                 27                27
----------------------------------------------------------------------------------------------------------------------------------

Annualized rate of return on average
      common stockholders' equity (f)             (a)   5.3 %        14.3 %         (b) 17.3 %        (c)  10.3 %            14.7 %
As % of period-end total assets:
      Common equity                                     3.6 %         4.1 %              3.9 %
      Total equity                                      3.9           4.3                4.2
----------------------------------------------------------------------------------------------------------------------------------

Regulatory capital ratios
      Tier 1 risk-based capital ratio                   7.4 %         8.1 %              7.7 %
      Total risk-based capital ratio                   10.9          11.6               11.3
      Leverage ratio                                    4.0           4.5                4.1
Risk adjusted assets                               $153,003      $147,696           $148,930
----------------------------------------------------------------------------------------------------------------------------------

Average balances
      Debt investment securities (g)              $  22,225     $  24,473          $  23,185          $  23,144         $  24,287
      Loans                                          30,162        31,201             32,556             31,744            29,788
      Total interest-earning assets                 204,724       201,723            208,459            207,616           195,402
      Total assets                                  284,637       262,114            281,864            282,071           247,234
      Total interest-bearing liabilities            201,553       196,271            205,868            204,413           187,984
      Total liabilities                             272,841       250,674            270,218            270,426           235,920
      Common stockholders' equity                    11,102        10,746             10,952             10,951            10,620
      Total stockholders' equity                     11,796        11,440             11,646             11,645            11,314

Net interest earnings (fully taxable basis)             352           489                306              1,009             1,472
Net yield on interest-earning assets                   0.68 %        0.96 %             0.59 %             0.65 %            1.01 %
----------------------------------------------------------------------------------------------------------------------------------
Employees at period-end                              16,155        16,525             16,045
----------------------------------------------------------------------------------------------------------------------------------

(a) Excluding the 1998 third quarter after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in
Australia: net income was $122 million; basic and diluted earnings per share
(EPS) were $0.62 and $0.58, respectively; and the annualized rate of return on average common stockholders' equity was 4.0% (including the impact of Statement of Financial Accounting Standards (SFAS) No. 115) and 4.2% (excluding the impact of SFAS No. 115) for the three months ended September 30, 1998.
(b) Excluding the 1998 second quarter after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency services business: net income was $402 million; basic and diluted EPS were $2.14 and $1.96, respectively; and the annualized rate of return on average common stockholders' equity was 14.4% (including the impact of SFAS No. 115) and 15.0% (excluding the impact of SFAS No. 115) for the three months ended June 30, 1998.
(c) Excluding 1998 after tax gains of $113 million on business sales (see notes a and b) and excluding the 1998 first quarter after tax charge of $129 million ($215 million before tax) related to the restructuring of business activities: net income was $890 million; basic and diluted EPS were $4.73 and $4.36, respectively; and the annualized rate of return on average common stockholders' equity was 10.5% (including the impact of SFAS No. 115) and 11.0% (excluding the impact of SFAS No. 115) for the nine months ended September 30, 1998.
(d) Effective December 31, 1997, J.P. Morgan adopted SFAS No. 128, Earnings per Share. SFAS No. 128 supersedes Accounting Principles Board Opinion (APB) No. 15 and related interpretations and replaces the computations of primary and fully diluted EPS with basic and diluted EPS, respectively. Prior period amounts have been restated.
(e) Excluding the impact of SFAS No. 115, the book value per common share was $54.70, $53.73, and $55.31, at September 30, 1998, September 30, 1997, and June
30, 1998, respectively.
(f) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity was 5.4%, 15.0%, and 18.0% for the three months ended September 30, 1998, September 30, 1997, and June 30, 1998, respectively, and 10.8% and 15.4% for the nine months ended September 30, 1998 and 1997, respectively.
(g) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated         8

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data

                                                                                Three months ended
                                                       ----------------------------------------------------------------------
                                                       September 30   September 30     Increase/      June 30      Increase/
                                                               1998           1997    (Decrease)         1998     (Decrease)
                                                       ----------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                                          $ 3,249        $ 3,161       $    88        $ 3,106       $   143
Interest expense                                            2,917          2,689           228          2,816           101
-----------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                          332            472          (140)           290            42



NONINTEREST REVENUES
Trading revenue                                               119            657          (538)           877          (758)
Investment banking revenue                                    312            320            (8)           362           (50)
Investment management revenue                                 224            201            23            226            (2)
Fees and commissions                                          182            164            18            197           (15)
Investment securities revenue                                 136             67            69             68            68
Other revenue                                                  71 (a)         35            36            133 (b)       (62)
-----------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                                  1,044          1,444          (400)         1,863          (819)

PROVISION FOR CREDIT LOSSES ($50 related to trading
   account assets and $25 related to loans)                   (75)          --             (75)          --             (75)

Total revenues, net of interest expense
   and provision for credit losses                          1,301          1,916          (615)         2,153          (852)

OPERATING EXPENSES
Employee compensation and benefits                            567            798          (231)           862          (295)
Net occupancy                                                  84             77             7             78             6
Technology and communications                                 293            277            16            293            --
Other expenses                                                155            174           (19)           183           (28)
-----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                    1,099          1,326          (227)         1,416          (317)

Income before income taxes                                    202            590          (388)           737          (535)
Income taxes                                                   46            194          (148)           256          (210)
-----------------------------------------------------------------------------------------------------------------------------
Net income                                                    156            396          (240)           481          (325)

PER COMMON SHARE
Net income
     Basic                                                $  0.81        $  2.10       ($ 1.29)       $  2.57       ($ 1.76)
     Diluted                                                 0.75           1.96         (1.21)          2.36         (1.61)
Dividends declared                                           0.95           0.88          0.07           0.95            --
-----------------------------------------------------------------------------------------------------------------------------

(a) Third quarter 1998 includes a pretax gain of $56 million ($34 million after tax) related to the sale of the firm's investment management business in Australia.
(b) Second quarter 1998 includes a pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.

J.P. Morgan & Co. Incorporated

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data
                                                                     Nine months ended
                                                        ---------------------------------------------
                                                        September 30    September 30       Increase/
                                                                1998            1997      (Decrease)
                                                        ---------------------------------------------
NET INTEREST REVENUE
Interest revenue                                              $9,617          $9,082            $535
Interest expense                                               8,659           7,665             994
-----------------------------------------------------------------------------------------------------
Net interest revenue                                             958           1,417            (459)

NONINTEREST REVENUES
Trading revenue                                                1,892           1,831              61
Investment banking revenue                                     1,020             840             180
Investment management revenue                                    661             584              77
Fees and commissions                                             569             468             101
Investment securities revenue                                    247             242               5
Other revenue                                                    179 (a)         158              21
-----------------------------------------------------------------------------------------------------
Total noninterest revenues                                     4,568           4,123             445

PROVISION FOR CREDIT LOSSES ($50 related to trading
    account assets and $25 related to loans)                     (75)              -             (75)

Total revenues, net of interest expense
   and provision for credit losses                             5,451           5,540             (89)

OPERATING EXPENSES
Employee compensation and benefits                             2,432           2,298             134
Net occupancy                                                    313             254              59
Technology and communications                                    887             720             167
Other expenses                                                   515             486              29
-----------------------------------------------------------------------------------------------------
Total operating expenses                                       4,147 (b)       3,758             389

Income before income taxes                                     1,304           1,782            (478)
Income taxes                                                     430             588            (158)
-----------------------------------------------------------------------------------------------------
Net income                                                       874           1,194            (320)

PER COMMON SHARE
Net income
     Basic                                                    $ 4.65          $ 6.27          ($1.62)
     Diluted                                                    4.28            5.85           (1.57)
Dividends declared                                              2.85            2.64            0.21
-----------------------------------------------------------------------------------------------------

(a) Nine months ended September 30, 1998 includes a third quarter pretax gain of $56 million ($34 million after tax) related to the sale of the firm's investment management business in Australia and a second quarter pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.
(b) Nine months ended September 30, 1998 includes a first quarter pretax charge of $215 million ($129 million after tax) related to the restructuring of business activities which was recorded as follows: $140 million in Employee compensation and benefits, related to severance; $70 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.

J.P. Morgan & Co. Incorporated

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data                                              September 30        June 30    December 31
                                                                                    1998           1998           1997
                                                                            ------------------------------------------
ASSETS
Cash and due from banks                                                        $   3,405       $  1,522       $  1,758
Interest-earning deposits with banks                                               1,529          2,804          2,132
Debt investment securities available-for-sale carried at fair value
   (cost: $25,231 at September 1998, $23,461 at June 1998, and $22,507
   at December 1997)                                                              25,641         23,698         22,768
Equity investment securities                                                         951          1,012          1,085
Trading account assets, net of allowance for credit losses of $325
   at September 1998, $327 at June 1998, and $350 at December 1997               128,746        123,475        111,854
Securities purchased under agreements to resell                                   42,985         36,537         39,002
Securities borrowed                                                               47,744         40,215         38,375
Loans, net of allowance for credit losses of $404 at September 1998,
   $392 at June 1998, and $546 at December 1997                                   30,291         31,029         31,032
Accrued interest and accounts receivable                                           6,888          7,536          4,962
Premises and equipment, net of accumulated depreciation of $1,339 at
   September 1998, $1,389 at June 1998, and $1,379 at December 1997                1,888          1,855          1,838
Other assets                                                                       8,446         11,094          7,353
----------------------------------------------------------------------------------------------------------------------

Total assets                                                                     298,514        280,777        262,159
----------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                            992            982          1,482
   In offices outside the U.S.                                                       776          1,254            744
Interest-bearing deposits:
   In offices in the U.S.                                                          3,699          6,316          9,232
   In offices outside the U.S.                                                    48,885         48,474         47,421
----------------------------------------------------------------------------------------------------------------------
Total deposits                                                                    54,352         57,026         58,879
Trading account liabilities                                                       78,552         74,997         71,141
Securities sold under agreements to repurchase ($82,740 at September
   1998, $67,319 at June 1998, and $53,202 at December 1997) and
   federal funds purchased                                                        83,196         69,891         57,804
Commercial paper                                                                  12,324         12,738          6,622
Other liabilities for borrowed money                                              13,940         16,788         17,176
Accounts payable and accrued expenses                                             12,547          8,268         10,865
Long-term debt not qualifying as risk-based capital                               23,284         21,301         18,246
Other liabilities, including allowance for credit losses of $185                   3,035          2,223          4,129
----------------------------------------------------------------------------------------------------------------------
                                                                                 281,230        263,232        244,862
Liabilities qualifying as risk-based capital:
Long-term debt                                                                     4,615          4,679          4,743
Company-obligated mandatorily redeemable preferred securities of
   subsidiaries                                                                    1,150          1,150          1,150
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                286,995        269,061        250,755

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value
     (issued and outstanding: 2,444,300)                                             244            244            244
   Variable cumulative preferred stock, $1,000 par value (issued
     and outstanding: 250,000)                                                       250            250            250
   Fixed cumulative preferred stock, $500 par value (issued and
     outstanding: 400,000)                                                           200            200            200
Common stock, $2.50 par value (authorized shares: 500,000,000;
   issued: 200,809,067 at September 1998, 200,807,317 at June 1998,
   and 200,692,673 at December 1997)                                                 502            502            502
Capital surplus                                                                    1,273          1,306          1,360
Common stock issuable under stock award plans                                      1,446          1,342          1,185
Retained earnings                                                                  9,716          9,743          9,398
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                       292            376            432
   Foreign currency translation, net of taxes                                        (38)           (44)           (22)
----------------------------------------------------------------------------------------------------------------------
                                                                                  13,885         13,919         13,549
Less: treasury stock (25,857,272 shares at September 1998,
   24,148,710 shares at June 1998, and 24,374,944 shares at
   December 1997) at cost                                                          2,366          2,203          2,145
----------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                        11,519         11,716         11,404
----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                       298,514        280,777        262,159
----------------------------------------------------------------------------------------------------------------------

Certain prior period amounts have been reclassified to conform with the current presentation.

J.P. Morgan & Co. Incorporated

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York
--------------------------------------------------------------------------------

In millions, except share data                                                September 30      December 31
                                                                                      1998             1997
                                                                              -----------------------------
ASSETS
Cash and due from banks                                                          $   3,344        $   1,663
Interest-earning deposits with banks                                                 1,500            2,195
Debt investment securities available-for-sale carried at fair value                  3,232           20,539
Trading account assets, net of allowance for credit losses of $325
   at September 1998 and $350 at December 1997                                      99,264           88,995
Securities purchased under agreements to resell                                     37,473           28,045
Securities borrowed                                                                 11,923           13,831
Loans, net of allowance for credit losses of $402 at September 1998
   and $545 at December 1997                                                        30,123           30,851
Accrued interest and accounts receivable                                             5,676            4,534
Premises and equipment, net of accumulated depreciation of $1,153
   at September 1998 and $1,208 at December 1997                                     1,714            1,669
Other assets                                                                         3,563            4,096
-----------------------------------------------------------------------------------------------------------
Total assets                                                                       197,812          196,418
-----------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                            1,012            1,492
   In offices outside the U.S.                                                         783              752
Interest-bearing deposits:
   In offices in the U.S.                                                            3,721           10,156
   In offices outside the U.S.                                                      49,779           48,343
-----------------------------------------------------------------------------------------------------------
Total deposits                                                                      55,295           60,743
Trading account liabilities                                                         72,840           61,562
Securities sold under agreements to repurchase and federal funds purchased          28,180           26,017
Other liabilities for borrowed money                                                 8,260           10,433
Accounts payable and accrued expenses                                                7,351            7,160
Long-term debt not qualifying as risk-based capital                                 10,681           14,320
Other liabilities, including allowance for credit losses of $185                     1,315            2,713
-----------------------------------------------------------------------------------------------------------
                                                                                   183,922          182,948
Long-term debt qualifying as risk-based capital                                      3,216            3,037
-----------------------------------------------------------------------------------------------------------
Total liabilities                                                                  187,138          185,985

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                          --               --
Common stock, $25 par value (authorized shares: 11,000,000; issued and
   outstanding: 10,599,027)                                                            265              265
Surplus                                                                              3,305            3,155
Undivided profits                                                                    7,016            6,927
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                         126              108
   Foreign currency translation, net of taxes                                          (38)             (22)
-----------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                          10,674           10,433
-----------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                         197,812          196,418
-----------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated
------------------------------------------------------------------------------

                                                  Asset        TOTAL
                         Finance                Manage-      CLIENT-    Equity  Proprietary         TOTAL
                             and     Market    ment and      FOCUSED   Invest-    Investing   PROPRIETARY  Corporate      CONSOL-
In millions             Advisory     Making   Servicing   ACTIVITIES     ments  and Trading    ACTIVITIES      Items       IDATED
---------------------------------------------------------------------------------------------------------------------------------
THIRD QUARTER 1998

Total revenues           $   413(a) $   260     $   436      $ 1,109     $ 157        $ 121         $ 278      $ (86)(b)  $ 1,301
Total expenses               281        387         335        1,003        10           40            50         46        1,099
---------------------------------------------------------------------------------------------------------------------------------

Pretax income                132       (127)        101          106       147           81           228       (132)         202
---------------------------------------------------------------------------------------------------------------------------------

THIRD QUARTER 1997

Total revenues               548        669         407        1,624        66          241           307        (15)       1,916
Total expenses               343        528         339        1,210        10           49            59         57        1,326
---------------------------------------------------------------------------------------------------------------------------------

Pretax income                205        141          68          414        56          192           248        (72)         590
---------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE),
THIRD QUARTER 1998 VS.
THIRD QUARTER 1997

Total revenues              (135)      (409)         29         (515)       91         (120)          (29)       (71)        (615)
Total expenses               (62)      (141)         (4)        (207)       --           (9)           (9)       (11)        (227)
---------------------------------------------------------------------------------------------------------------------------------

Pretax income                (73)      (268)         33         (308)       91         (111)          (20)       (60)        (388)
---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================
SECOND QUARTER 1998

Total revenues               588        920         445        1,953       108           58           166         34(c)     2,153
Total expenses               366        565         362        1,293        11           48            59         64        1,416
--------------------------------------------------------------------------------------------------------------------------------

Pretax income                222        355          83          660        97           10           107        (30)         737
---------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE),
THIRD QUARTER 1998 VS.
SECOND QUARTER 1998

Total revenues              (175)      (660)         (9)        (844)       49           63           112       (120)        (852)
Total expenses               (85)      (178)        (27)        (290)       (1)          (8)           (9)       (18)        (317)
---------------------------------------------------------------------------------------------------------------------------------

Pretax income                (90)      (482)         18         (554)       50           71           121       (102)        (535)
---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================
NINE MONTHS 1998

Total revenues             1,565(a)   2,099       1,283        4,947       290          417           707       (203)(d)    5,451
Total expenses             1,002      1,560       1,040        3,602        28          137           165        380 (e)    4,147
---------------------------------------------------------------------------------------------------------------------------------

Pretax income                563        539         243        1,345       262          280           542       (583)       1,304
---------------------------------------------------------------------------------------------------------------------------------

NINE MONTHS 1997

Total revenues             1,480      2,050       1,174        4,704       239          633           872        (36)       5,540
Total expenses               996      1,457         959        3,412        28          140           168        178        3,758
---------------------------------------------------------------------------------------------------------------------------------

Pretax income                484        593         215        1,292       211          493           704       (214)       1,782
---------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE),
NINE MONTHS 1998 VS.
NINE MONTHS 1997

Total revenues                85         49         109          243        51         (216)         (165)      (167)         (89)
Total expenses                 6        103          81          190        --           (3)           (3)       202          389
---------------------------------------------------------------------------------------------------------------------------------

Pretax income                 79        (54)         28           53        51         (213)         (162)      (369)        (478)
---------------------------------------------------------------------------------------------------------------------------------


(a) Includes a third quarter 1998 provision for credit losses of $75 million.
(b) Includes a third quarter 1998 pretax gain of $56 million related to the sale of the firm's investment management business in Australia.
(c) Includes a second quarter 1998 pretax gain of $131 million related to the sale of the firm's global trust and agency services business.
(d) Includes 1998 pretax gains of $187 million related to business sales (see notes b and c).
(e) Includes a first quarter 1998 pretax charge of $215 million related to the restructuring of business activities.

We describe the activities of J.P. Morgan using five business sectors. Three of these sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - focus on services we provide for clients, including positions taken to facilitate client transactions. Two sectors comprise proprietary activities that we conduct exclusively for our own account: Equity Investments and Proprietary Investing and Trading. The Finance and Advisory sector includes results of our advisory, debt and equity underwriting, and credit activities. The Market Making sector includes results of our fixed income, emerging markets, equities, foreign exchange, and commodities activities. The Asset Management and Servicing sector includes results of our institutional investment management and mutual funds, services for private clients, and securities and futures services. Corporate Items includes revenues and expenses that have not been allocated to business sectors, intercompany eliminations, equity in earnings of certain affiliates, taxable-equivalent adjustment, and results of certain discontinued businesses. For a complete description of our business sectors, please refer to the J.P. Morgan & Co. Incorporated 1997 Annual report.

METHODOLOGY:
The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of the components of each sector. In addition, certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

                                      Third        Third                  Second                    Nine         Nine
                                    Quarter      Quarter     Increase/   Quarter    Increase/     Months       Months    Increase/
In millions                            1998         1997    (Decrease)      1998   (Decrease)       1998         1997   (Decrease)
----------------------------------------------------------------------------------------------------------------------------------
REVENUES
 Advisory & Underwriting            $   268      $   328        $ (60)    $  334       $ (66)    $   942      $   804       $ 138
 Global Credit                          145(a)       220          (75)       254        (109)        623(a)       676         (53)
----------------------------------------------------------------------------------------------------------------------------------
 FINANCE AND ADVISORY                   413          548         (135)       588        (175)      1,565        1,480          85
----------------------------------------------------------------------------------------------------------------------------------

 Fixed Income                            56          333         (277)       377        (321)        893          864          29
 Emerging Markets                       (56)         111         (167)       149        (205)        330          420         (90)
 Equities                               119          106           13        205         (86)        440          416          24
 Foreign Exchange                       138           99           39        147          (9)        377          302          75
 Commodities                              3           20          (17)        42         (39)         59           48          11
----------------------------------------------------------------------------------------------------------------------------------
 MARKET MAKING                          260          669         (409)       920        (660)      2,099        2,050          49
----------------------------------------------------------------------------------------------------------------------------------

 Asset Management Services              270          259           11        277          (7)        798          758          40
 Securities and Futures Services        166          148           18        168          (2)        485          416          69
----------------------------------------------------------------------------------------------------------------------------------
 ASSET MANAGEMENT AND
 SERVICING                              436          407           29        445          (9)      1,283        1,174         109
----------------------------------------------------------------------------------------------------------------------------------

 TOTAL CLIENT-FOCUSED
 REVENUES                             1,109        1,624         (515)     1,953        (844)      4,947        4,704         243
----------------------------------------------------------------------------------------------------------------------------------

 EQUITY INVESTMENTS                     157           66           91        108          49         290          239          51
----------------------------------------------------------------------------------------------------------------------------------

 PROPRIETARY INVESTING AND
 TRADING                                121          241         (120)        58          63         417          633        (216)
----------------------------------------------------------------------------------------------------------------------------------

 TOTAL PROPRIETARY REVENUES             278          307          (29)       166         112         707          872        (165)
----------------------------------------------------------------------------------------------------------------------------------

 CORPORATE ITEMS                        (86)(b)      (15)         (71)        34(c)     (120)       (203)(d)      (36)       (167)
----------------------------------------------------------------------------------------------------------------------------------

 CONSOLIDATED REVENUES                1,301        1,916         (615)     2,153        (852)      5,451        5,540         (89)
----------------------------------------------------------------------------------------------------------------------------------

(a) Includes a third quarter 1998 provision for credit losses of $75 million.
(b) Includes a third quarter 1998 pretax gain of $56 million related to the sale of the firm's investment management business in Australia.
(c) Includes a second quarter 1998 pretax gain of $131 million related to the sale of the firm's global trust and agency services business.
(d) Includes 1998 pretax gains of $187 million related to business sales (see notes b and c).

The activities of our Fixed Income, Emerging Markets, and Equities businesses are reflected across several sectors.
Aggregate revenues for these businesses for the nine months ended September 30 follows:
Fixed Income - (1998) $1,284 million and (1997) $1,214 million; Emerging Markets
- (1998) $301 million and (1997) $508 million; and, Equities - (1998) $700 million and (1997) $647 million.

Private clients accounted for revenues of approximately $175 million and $520 million for the three and nine months ended September 30, 1998, respectively. Of this amount, $44 million and $144 million were recorded in the Finance and Advisory and Market Making sectors for the three and nine months ended September 30, 1998, respectively.

--------------------------------------------------------------------------------
TRADING REVENUE AND RELATED NET INTEREST REVENUE
J.P. Morgan & Co. Incorporated

The following table presents trading revenue, disaggregated by principal product grouping across all of our business sector activities, and total trading-related net interest revenue. This revenue reflects only a portion of the total revenues generated by our activities and excludes other important sources of revenues, including fees and commissions. As a result, this table does not reflect the integrated nature of our business.

----------------------------------------------------------------------------------------------------------------------
                                                                                          TOTAL         NET
                             FIXED                FOREIGN                 PROPRIETARY   TRADING    INTEREST   COMBINED
In millions                 INCOME   EQUITIES    EXCHANGE   COMMODITIES       TRADING   REVENUE     REVENUE      TOTAL
----------------------------------------------------------------------------------------------------------------------
Third Quarter 1998            ($95)       ($6)       $158           $ 5          $ 57    $  119        $ 92     $  211

Third Quarter 1997             416         51          78            17            95       657         118        775
----------------------------------------------------------------------------------------------------------------------

Second Quarter 1998            532        109         170            40            26       877          74        951
----------------------------------------------------------------------------------------------------------------------

Nine Months 1998             1,078        160         393            55           206     1,892         275      2,167

Nine Months 1997             1,012        332         270            32           185     1,831         399      2,230
----------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated

INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------



In millions
------------------------------------------------------------------------------
                           ADVISORY AND     UNDERWRITING      TOTAL INVESTMENT
                       SYNDICATION FEES          REVENUE       BANKING REVENUE
------------------------------------------------------------------------------
Third Quarter 1998                 $229              $83                  $312


Third Quarter 1997                  188              132                   320
------------------------------------------------------------------------------

Second Quarter 1998                 198              164                   362
------------------------------------------------------------------------------

Nine Months 1998                    618              402                 1,020


Nine Months 1997                    471              369                   840
------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
ASSET QUALITY

NONPERFORMING ASSETS
J.P. Morgan & Co. Incorporated

---------------------------------------------------------------------------------------------------
                                           September 30     June 30     December 31    September 30
In millions                                        1998        1998            1997            1997
---------------------------------------------------------------------------------------------------
Nonperforming loans:
   Commercial and industrial                      $  12       $  25           $  55           $  46
   Banks and other financial institutions             2           2              30               5
   Other                                             46          28              28              29
---------------------------------------------------------------------------------------------------
Total nonperforming loans                            60          55             113              80

Other nonperforming assets,
   primarily swaps with Asian banking
   and other financial institutions                 533         533             546               4
---------------------------------------------------------------------------------------------------

Total nonperforming assets                          593         588             659              84
---------------------------------------------------------------------------------------------------


AGGREGATE ALLOWANCE FOR CREDIT LOSSES
J.P. Morgan & Co. Incorporated

--------------------------------------------------------------------------------------------------------------------------------

                                                         Third quarter 1998                       Third         Nine         Nine
------------------------------------------------------------------------------------------      quarter       months       months
                                                     Trading                                       1997         1998         1997
In millions                                   account assets    Loans    Other   Aggregate    Aggregate    Aggregate    Aggregate
-------------------------------------------------------------------------------------------  ------------  ----------  ----------
Beginning balance                                       $327     $392     $185        $904       $1,110       $1,081       $1,116
-------------------------------------------------------------------------------------------  ------------  ----------  ----------
Provision for credit losses                               50       25        -          75            -           75            -
-------------------------------------------------------------------------------------------  ------------  ----------  ----------
Recoveries                                                 -        4        -           4           14           19           36
Charge-offs:
   Commercial and industrial                               -       (6)       -          (6)         (17)         (64)         (38)
   Banks and other financial institutions                (31)       -        -         (31)         (10)         (87)         (16)
   Other                                                 (21)       -        -         (21)          (1)         (21)          (2)
   Losses on sale of loans, primarily
     banks and other financial institutions                -      (11)       -         (11)           -          (89)           -
-------------------------------------------------------------------------------------------  ------------  ----------  ----------
Net charge-offs                                          (52)     (13)       -         (65)         (14)        (242)         (20)
-------------------------------------------------------------------------------------------  ------------  ----------  ----------
Ending balance, September 30                             325      404      185         914        1,096          914        1,096
-------------------------------------------------------------------------------------------  ------------  ----------  ----------


COMPONENTS OF THE AGGREGATE ALLOWANCE FOR CREDIT LOSSES

-------------------------------------------------------------------------------------------
                                                     September 30    June 30    December 31
In millions                                                  1998       1998           1997
-------------------------------------------------------------------------------------------
Specific counterparty allocations in the U.S.                $ 38       $ 25           $ 58
Specific counterparty allocations outside the U.S.            229        238            228
-------------------------------------------------------------------------------------------
Total specific counterparty allocations                       267        263            286
-------------------------------------------------------------------------------------------
Specific industry/country allocations                         178        193            428
Expected loss allocations                                     304        252            224
General allocations                                           165        196            143
-------------------------------------------------------------------------------------------
Total aggregate allowance                                     914        904          1,081
-------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated

EMERGING MARKET CREDIT EXPOSURES
J.P. Morgan & Co. Incorporated
(preliminary)


The following tables present exposures to certain emerging markets based upon management's view of total exposure as of September 30, 1998.

The management view includes the following cross-border and local exposures: the notional or contract value of loans, commitments to extend credit, securities purchased under agreements to resell, interest earning deposits with banks; the fair values of trading account assets (cash securities and derivatives) and investment securities; and other monetary assets. It also includes the impact of credit derivatives, at their notional or contract value, where we have bought or sold credit protection outside of the respective country. Trading assets reflect the net of long and short positions of the same issuer. Management's view differs from bank regulatory rules, which are established by the Federal Financial Institutions Examination Council (FFIEC), because of its treatment of credit derivatives, trading account short positions, and the use of fair value versus cost of investment securities. In addition, management does not net local funding or liabilities against any local exposures as allowed by the FFIEC.

By type of financial instrument
---------------------------------------------------------------------------------------------------------------------------------
                                                                                      Credit
In billions                                                Deriva-     Other out-     deriva-     Commit-       Local       Total
September 30, 1998                               Loans       tives      standings       tives       ments    exposure    exposure
---------------------------------------------------------------------------------------------------------------------------------
China                                           $    -     $  0.2       $       -      $    -      $    -     $     -      $  0.2
Hong Kong                                          0.8          -             0.2        (0.1)        0.2         0.1         1.2
Indonesia                                          0.1          -               -           -         0.1           -         0.2
Malaysia                                             -          -             0.1           -           -           -         0.1
Philippines                                        0.1         0.1              -           -           -           -         0.2
Singapore                                            -           -            0.2           -           -           -         0.2
South Korea                                        0.5         1.2            0.5        (0.5)          -           -         1.7
Taiwan                                               -           -              -           -         0.1           -         0.1
Thailand                                           0.1         0.2            0.1           -           -           -         0.4
Other                                                -         0.1            0.2           -           -           -         0.3
---------------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                     1.6         1.8            1.3        (0.6)        0.4         0.1         4.6
---------------------------------------------------------------------------------------------------------------------------------

Argentina                                          0.3         0.4            0.6        (0.5)          -         0.3        1.1
Brazil                                             0.8         0.1            0.5        (0.3)          -         1.1        2.2
Chile                                              0.6         0.1            0.1        (0.1)          -           -        0.7
Colombia                                           0.2         0.1            0.4           -           -           -        0.7
Mexico                                             0.5         0.3            0.4        (0.3)          -         0.7        1.6
Other                                              0.4           -            0.3           -         0.1           -        0.8
---------------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean       2.8         1.0            2.3        (1.2)        0.1         2.1         7.1
---------------------------------------------------------------------------------------------------------------------------------


By type of counterparty
----------------------------------------------------------------------------------------------
In billions                                                    Govern-
September 30, 1998                                   Banks       ments       Other       Total
----------------------------------------------------------------------------------------------
China                                               $  0.1      $  0.1      $    -      $  0.2
Hong Kong                                              0.1           -         1.1         1.2
Indonesia                                                -           -         0.2         0.2
Malaysia                                               0.1           -           -         0.1
Philippines                                            0.1           -         0.1         0.2
Singapore                                              0.1           -         0.1         0.2
South Korea                                            1.0         0.6         0.1         1.7
Taiwan                                                 0.1           -           -         0.1
Thailand                                               0.3           -         0.1         0.4
Other                                                    -           -         0.3         0.3
----------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                         1.9         0.7         2.0         4.6
----------------------------------------------------------------------------------------------

Argentina                                                -         0.4         0.7         1.1
Brazil                                                 0.2         0.8         1.2         2.2
Chile                                                    -           -         0.7         0.7
Colombia                                                 -         0.1         0.6         0.7
Mexico                                                 0.1         0.4         1.1         1.6
Other                                                  0.2           -         0.6         0.8
----------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean           0.5         1.7         4.9         7.1
----------------------------------------------------------------------------------------------


(a) Total exposures to Japan, based upon management's view, were $6.8 billion at September 30, 1998.

     Total exposures to South Africa, based upon management's view, were $1.6 billion at September 30, 1998.